EXHIBIT 10.4

TO:	William R. McLennan

FROM:	James J. Herb

DATE:	March 10, 2005

SUBJECT:	LETTER OF UNDERSTANDING- EXPATRIATE ASSIGNMENT

This letter confirms our mutual understanding of the terms and conditions applicable to your assignment effective April 1, 2005. This letter shall be read in conjunction with your offer letter dated February 1, 2005 (the “Offer Letter”). To the extent any term herein conflicts with a term in the Offer Letter, the Offer Letter shall govern. As President of Asia-Pacific Operations for ModusLink (“the Company”) you will report to Joseph Lawler, CEO and will be located at our Singapore location. The assignment is for a period of two years, but may be extended upon mutual agreement, and may be terminated at management’s sole discretion.

This assignment is subject to obtaining any appropriate permits for employment and residence in Singapore, as well as your acceptance of the terms and conditions outlined in this letter.

The following sets forth the compensation and benefits provisions of your assignment. Please understand that these terms and conditions will be in effect for the period of this assignment and will not necessarily apply to future transfers or assignments.

Base Salary

Your annual base salary will be USD $325,000 and will be used for purposes of determining differentials and bonuses as described in this letter. Differentials will be adjusted to reflect the impact of any salary changes that occur during your international assignment. Future normal merit increases may occur based on the ModusLink compensation policies in effect at that time and in management’s sole discretion.

Executive Bonus Plan

You are eligible to participate in the Executive Bonus Plan for ModusLink with a target equal to 60% of your annual salary. All rules for eligibility and pay out of bonuses will be in accordance with the terms of the plan in effect at that time.

Benefits

You may participate in benefit programs as applicable to comparable employees in the United States. Benefits determined by base salary will be calculated exclusive of any allowance, differential, bonuses or similar additional payments. Payroll deductions will be applied for hypothetical taxes, applicable US social programs, Company benefit programs, and the like.

Paid time off and holidays will be scheduled based on practices in effect in the Singapore facility.

Goods and Services Allowance

The Goods and Services Allowance is intended to reimburse you for certain increased living costs (excluding housing and utilities), which may result when living costs in Singapore exceed those in the United States.

The Goods and Services Allowance is determined using your base salary and may be adjusted up or down due to fluctuation in costs in the home and host countries and in the exchange rate. This allowance begins when you move into housing in Singapore and ends upon vacating said housing. The current Goods and Services allowance available to you is USD $20,328 per year, paid bi-weekly.

Housing and Utilities Differential

The Company will pay your actual monthly housing fee and utilities up to 16,000 Singapore dollars per month, excluding personal telephone expenses. The Company must approve housing and rental terms in advance.

As your contribution toward your housing costs, a deduction will be taken representing US housing costs. The monthly deduction of USD $3,486 per month, taken pre-tax, will continue for the duration of your assignment in Singapore and may be renegotiated if the assignment is extended.

The deduction and payment of housing will begin when you move into the Singapore residence.

You will not be entitled to a cash reimbursement should the actual costs incurred fall below 16,000 Singapore dollars per month.

Additionally, should you determine to sell your existing home in the US, the Company will reimburse you for reasonable closing and brokerage costs associated with such sale.

Transportation Allowance

The Company will provide an automobile for business use per existing norms and standards in Singapore. In addition, the Company will provide you a USD $1,000 per month transportation allowance.

Membership(s)

The Company agrees to pay your annual membership fee of USD $15,750 to the American Club.

Home Leave

You and your family will be entitled to one round trip return to the US per year via business class air travel. If you choose to travel to another country in lieu of a return to the US, the Company will reimburse you for the trip at business rates provided that the cost is lower than a flight to the US. Should the need arise to return to the US for an emergency situation, the Company will reimburse you and your family for round trip coach airfare.

Relocation Allowance

The company will reimburse you for all reasonable and customary expenses associated with your family’s move from the US to Singapore, business class airfare included. Additionally, the Company shall reimburse you up to USD $500.00 per month for the storage of personal belongings and household goods not shipped over to the host country during the term of the assignment. Upon completion of this assignment, and/or provided that you physically remain in the host country for a minimum of two years during the assignment, the same arrangement will be offered to you to repatriate to the US. Repatriation will be to any ModusLink place of business relating to a new assignment within the Company or to any state in the continental US should you terminate employment with ModusLink. Further, should you initiate termination of your employment with the Company for other than Good Cause, before the end of this assignment, you will be required to reimburse the Company for all relocation costs outlined in this agreement.

The Company will also provide you with a Relocation Allowance of USD $10,000 net of applicable withholdings. This allowance is intended to cover any miscellaneous expenses you might incur in connection with your relocation that are not covered elsewhere in the Relocation Policy. During the Repatriation process back at the conclusion of the assignment, you will be provided with a Relocation Allowance equal to USD $10,000 of base salary, net of applicable withholdings.

Tax Equalization

Tax equalization is provided to:

•	Ensure that no additional tax liability or benefit as a result of having an assignment outside the US is effected.
•	Provide assistance to ensure compliance with US expatriate tax laws as well as the tax laws of the host country

The Company, through our tax consultant, will provide tax preparation assistance to ensure compliance with US tax laws as well as the laws of Singapore. You are responsible to pay any tax liabilities incurred.

Interest or penalties imposed by tax authorities as a result of improper reporting or delays in providing necessary documents by you to our tax consultant will be your responsibility.

Termination of Appointment

Your employment with the Company will be “at-will.” This means that your employment with the Company may be terminated by either you or the Company at any time and for any reason or for no reason, with or without notice (except with respect to an Equal or Greater Position as detailed in your Offer Letter).

Agreement

If you are in agreement, please sign and return an original copy of this letter to my attention at:

ModusLink Corporation

1100 Winter Street Suite 4600

Waltham, MA 02451

If you have any questions regarding the terms of this letter of understanding, overseas conditions of employment, or repatriation, I will be happy to discuss them further.

/s/ James J. Herb	3/10/05
James J. Herb	Date
SVP, Human Resources

I have read and accept the conditions of my assignment and repatriation as outlined. I understand that nothing contained herein shall be considered a guarantee of employment for the estimated duration of the assignment.

AGREED TO:

/s/ William R. McLennan	3/10/05
William R. McLennan	Date

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